Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation
    Subject to Rule 10f-3 Under the Investment Company Act of 1940


10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1, 1997 THROUGH SEPTEMBER 30,
                                1997

               ALLIANCE ALL MARKET ADVANTAGE FUND, INC.


                                                               Shares
                                                     Price    Purchased
                   Date       Shares    % of Fund     per        by
Security        Purchased   Purchased   Assets(1)    Share   Fund Group

Avis Rent A Car  09/23/97      11,900       0.23%   17.000      188,300


   Total      % of Issue
  Shares      Purchased                             Shares
  Issued          By                                 Held
   (000)      Group (2)   Broker(s)                09/30/97

  19,500          0.97%   Bear Stearns                    0


1.  Purchase may not exceed 3% of Fund's Total Assets.

2. Purchases by all Alliance funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount, but in no event may exceed 10% of the principal amount of the offering.